Exhibit 99.1

EDITED TRANSCRIPT

FCN.N – Q2 2024 FTI Consulting Inc Earnings Call

EVENT DATE/TIME: JULY 25, 2024 / 1:00PM GMT

OVERVIEW:

Company Summary

JULY 25, 2024 / 1:00PM, FCN.N - Q2 2024 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Mollie Hawkes FTI Consulting Inc - Vice President, Investor Relations & Communications

Steven Gunby FTI Consulting Inc - President, Chief Executive Officer, Director

Ajay Sabherwal FTI Consulting Inc - Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Tobey Sommer Truist Securities - Analyst

James Yaro Goldman Sachs - Analyst

Andrew Nicholas William Blair & Company - Analyst

PRESENTATION

Operator

Good day, and welcome to the FTI Consulting second-quarter 2024 earnings conference call. (Operator instructions) Please note this event is being recorded. I would now like to turn the conference over to Ms. Mollie Hawkes, Head of Investor Relations. Please go ahead, ma’am.

Mollie Hawkes - FTI Consulting Inc - Vice President, Investor Relations & Communications

Good morning. Welcome to the FTI Consulting conference call to discuss the company’s second-quarter 2024 earnings results as reported this morning. Management will begin with formal remarks, after which they will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27 A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934, that involve risks and uncertainties.

Forward-looking statements include statements concerning plans, initiatives, projections, prospects, policy, processes and practices, objectives, goals, commitments, strategies, future events, future revenues, future results and performance, future capital allocations and expenditures, expectations, plans or intentions relating to acquisitions, share repurchases and other matters, business trends, ESG related matters, climate change related matters, new or changes to laws and regulations, scientific or technological developments and other information or other matters that are not historical, including statements regarding estimates of our future financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements. Investors should review the Safe Harbor statement in the earnings press release issued this morning.

A copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the heading of Risk Factors and Forward-Looking Information in our quarterly report on Form 10-Q for the quarter ended June 30, 2024 our Annual Report on Form 10-K for the year ended December 31, 2023, and in our other filings with the SEC.

Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures such as total segment operating income, adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per diluted share, adjusted net income, adjusted EBITDA margin, and free cash flow.

JULY 25, 2024 / 1:00PM, FCN.N - Q2 2024 FTI Consulting Inc Earnings Call

For a discussion of these and other non-GAAP financial measures as well as our reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures, investors should review the press release and the accompanying financial tables that we issued this morning, which include these reconciliation.

Lastly, there are two items that have been posted to the Investor Relations section of our website for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical financial and operating data, which have been updated to include our second quarter 2024 results.

Of note, during today’s prepared remarks, management will not speak directly to the quarter. The quarterly earnings presentation posted to the website to ensure our disclosures are consistent. These slides provide the similar details they have historically and as I said, are available on the Investor Relations section of our website.

With these formalities out of the way, I’m joined today by Steven Gunby, our President and Chief Executive Officer, and Ajay Sabherwal, our Chief Financial Officer. At this time, I will turn the call over to our President and Chief Executive Officer, Steve Gunby.

Steven Gunby - FTI Consulting Inc - President, Chief Executive Officer, Director

Thank you, Mollie, and welcome, everyone, and thank you all for joining us this morning. As I’m sure many of you saw in our press release this morning, we once again delivered terrific results this quarter. As usual, certain sub businesses and geographies either outperformed or underperformed their specific expectations. But overall, it was a terrific quarter and combined with a strong first quarter, delivered an exceptional first half of the year.

As Ajay will talk about in a moment, we had some one-time factors that this quarter positively affected the results, most notably a lower than expected tax rate. But even normalizing for those onetime factors, it was a great first half of the year. Our revenue in aggregate grew 12%, almost all of which was organic growth.

And our adjusted EBITDA was up 27% compared to the first half of the year. So we feel pretty good about the first half of the year and importantly, the strength from our businesses. With respect to the second half of the year, let me share a couple of points.

First, Ajay always points out at this time of year that the second half of the year and particularly the fourth quarter includes the holidays, which is a time when many of our professionals and our clients take time off. The December effect does not happen every year because there’s so many variations in our business, you can have transactions pick up, you can have little booms in December and so forth.

For example, last year, we were surprised by how strong December was and therefore our fourth quarter. But the December slowdown does happen more times than not and it can have a considerable effect on our results, so we build that into our forecast. That’s a general point.

More unique to this year is something about the comparisons with last year that I want to underscore. So far this year, we’ve been cycling a very weak prior year, first half of the year. For the rest of this year, but we’re forecasting our business will continue to be strong. We are cycling a much stronger set of comparable last year. I do not expect the business to be weak in the second half. It does mean, however, that as the year unfolds, we expect the growth year on year to look different than what we’ve delivered so far.

The third point is to me the more contentful point, which is that so far this year for a variety of reasons, we have not shown the level of headcount growth that I aspire to that we typically have had over these many last few years. And it is required to meet my and our multiyear growth aspirations and the level of growth that we have been delivering. And so we have clear plans to correct those shortfalls in the second half of the year.

As always, the bulk of our campus hires will join us as they typically do in the third quarter. And as I will come back to in a moment, we also continue to find and invest behind senior talent. Before I come back to that senior talent point let me just summarize. In aggregate these first two quarters, notwithstanding these uncertain economic times, we look feeling terrific not only helped the performance so far this year, but about the strength of our positions around the world.

JULY 25, 2024 / 1:00PM, FCN.N - Q2 2024 FTI Consulting Inc Earnings Call

So let me come back and elaborate a bit on the third point I made, which is the point that I referred to briefly last quarter, which is that we have been having and continue to have what I believe may be the most robust and broad set of discussions regarding potential senior talent that we’ve ever had or at least during my tenure here.

After I mentioned that last time a couple of people queried Mollie about the fact that it didn’t seem coterminous with a lot of announcements. So let me talk to that a bit. First of all, I hope by now you’re starting to see some of those announcements. I think so far we’ve announced 19 SMD hires, and it’s across the breadth of our segments and geographies.

Business transformation and strategy, transactions, IG, privacy and security, forensic accounting, cyber, and hires here in the US in Asia, on the continent, in the UK and elsewhere. So they’re starting to show up, and I hope you’re seeing them.

And of course, importantly, those are on top of a terrific set of promotions we made earlier in the year, 56 promotions at the SMD level and hundreds of promotions below that level. But beyond the promotions and the announced tiers, let me share a couple of other points.

We are having a lot of conversations with very senior people. When you at the very most senior levels, there’s often more of a lag between when we come to an agreement with the person commitments actually announced and publicly. Those senior people typically have important existing obligations at a company, and we typically will support them as they deliver on those expectations and our obligations.

But given that, we would typically may delay the announcement until they’re clear of the obligations, we probably have at least another 15 SMDs beyond the 19 that we’ve announced, that we’ve agreed to come have agreed to come join us and we simply haven’t announced them well, they’re delivering on their prior obligations.

And beyond the ones we’ve announced and the ones we’ve signed but not yet been able to announce, we’re also having an amazing set of further conversations. Now, of course, with any early stage conversation or even mid-stage conversation, the obvious question is, will they ultimately come to fruition?

First, do you give them an offer? Are they going to come? Of course, do not know on any individual conversation for sure. I will say, however, given the number of conversations underway, some of the people I’ve had a chance to talk to and they’re in the quality of that set of people we’re talking with and the richness of the dialogue we’re having with them. But I suspect a lot of them, in fact, will come to fruition.

As Ajay always points out, those investments could hurt our P&L in the second half of the year or into ‘25. And of course, they can. Typically senior hires because they often have non-competes or non-sources or even if not, we’re not going to just hire them. We’re going to hire people behind them.

For all those reasons, they typically do not make us money the minute they hit the ground. With that, I hope, it’s a conversation that you will recall from many of these calls. For me, it’s that commitment, the commitment to making those investments behind great talent, talent that can address important client needs in fundamentally important ways and our willingness to do that, yes, in good quarters, but also in bad quarters. It has been that commitment that has allowed us to turn this company into the growth engine that it is.

It’s one that has allowed us to build our businesses across so many geographies, in every segment that has allowed us to achieve multiple years of growth. And to me, has transformed our company’s reach, our relevance, our profitability, our reputation, and our ability to attract great professionals to deliver those results for our fabulous — fabulous results for our clients.

My sense is as long as we continue that philosophy, and yes, we always have to accompany it with the discipline around that philosophy, which is making sure that we are finding great hires. We’re spending time on those hires to make sure that people were truly excited about, and we spend time integrating them into our company.

But as long as we have that discipline and together with it, we maintain the commitment. When we are excited to invest boldly and with conviction in them and the teams that we build around them, my sense is as long as we continue that discipline and that boldness we will continue to build on this company’s strong history and if anything, accelerate this company’s powerful growth journey. With that, let me turn this over to Ajay for the details of the quarter.

JULY 25, 2024 / 1:00PM, FCN.N - Q2 2024 FTI Consulting Inc Earnings Call

Ajay Sabherwal - FTI Consulting Inc - Chief Financial Officer

Thank you, Steve, and good morning, everybody. In my prepared remarks, I will take you through our company wide and segment results and discuss guidance for the full year. Beginning with our second quarter results. We had a strong quarter with earnings per share of $2.34, which grew 33.7% year over year.

Let me at the outset, though, caution that in this quarter, we had significant tax benefits that resulted in an effective tax rate of 18.2% compared to 26.7% in the prior year quarter. We expect these benefits to be largely behind us now, resulting in an expected effective tax rate for full year 2024 of between 20% and 22%. Even without this tax benefit, I’m pleased to report that our underlying results were strong.

Overall year-over-year revenue growth of 9.8% more than offset an 8.4% increase in direct costs and a 10.7% increase in selling, general, and administrative or SG&A expenses resulting in adjusted EBITDA growth of 15.7% year over year. All of our segments grew with particularly strong growth in corporate finance and restructuring, economic consulting and technology.

These segments also had year-over-year adjusted segment EBITDA growth, which offset a decline in adjusted segment EBITDA in forensic and Litigation Consulting or FLC, and then Strategic Communications. Considering our record revenues and EPS in the first half of the year, we are raising our revenue and EPS guidance ranges for the year.

Turning to our second quarter 2024 results in more detail. Revenues of $949.2 million compared to $864.6 million in the prior year quarter. Earnings per share of $2.34 compared to $1.75 in the prior year quarter. Net income of $83.9 million compared to $62.4 million in the prior year quarter. This increase was primarily due to higher revenues and lower effective tax rate and FX remeasurement gains compared to losses in the prior year quarter, which was partially offset by an increase in compensation and SG&A expenses.

SG&A expenses of $206.2 million were 21.7% of revenues. This compares to SG&A expenses of $186.4 million or 21.6% of revenues in the second quarter of 2023. The increase in SG&A was primarily due to higher compensation and bad debt.

Second quarter 2024 adjusted EBITDA of $115.9 million or 12.2% of revenues compared to $100.2 million or 11.6% of revenues in the prior year quarter. Our second quarter effective tax rate of 18.2% compared to 26.7% in the prior year quarter. The lower tax rate was primarily because of a higher discrete favorable tax adjustment related to share-based compensation due to the exercise of a larger number of nonqualified stock options, which is not expected to recur to the same extent and a decrease in foreign taxes compared to the prior year quarter.

For the second half of the year, we now expect our effective tax rate to be between 22% and 24%, resulting in an overall expected effective tax rate for full year 2024 of between 20% and 22%. Weighted average shares outstanding, or WASO,for Q2 of 35.8 million shares compared to 35.7 million shares in the prior year quarter.

Billable headcount increased by 103 professionals or 1.7% compared to the prior year quarter. Non-billable headcount increased by 81 professionals or 5% for the same period. Sequentially, billable headcount decreased by 32 professionals as attrition slightly exceeded gross hiring. Non-billable headcount increased by 14 professionals.

Now, I will share some insights at the segment level. In corporate finance and restructuring revenues of $348 million increased 9.5% compared to the prior year quarter. The increase in revenues was primarily due to higher demand and realized bill rates for business transformation and strategy and transactions services, which was partially offset by lower restructuring revenues.

Adjusted segment EBITDA of $66.5 million or 19.1% of segment revenues compared to $45.5 million or 14.3% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in variable compensation. In the second quarter, restructuring represented 43% business transformation and strategy represented 32% ,and transactions represented 25% of segment revenues.

JULY 25, 2024 / 1:00PM, FCN.N - Q2 2024 FTI Consulting Inc Earnings Call

This compares to a split of 47% for restructuring, 28% for business transformation and strategy and 25% for transactions in the prior year quarter. Year over year, business transformation and strategy revenues grew 24% and transactions revenues grew 13%, while restructuring revenues declined 1%. Sequentially, corporate finance and restructuring revenues decreased $18 million or 4.9% as 10% growth in transactions revenues was more than offset by a 13% decline in restructuring revenues and a 3% decline in business transformation and strategy revenues.

The sequential decline in restructuring activity occurred as several large engagements concluded. Adjusted segment EBITDA decreased $8.8 million sequentially, primarily due to the sequential decline in revenues, which was only partially offset by lower compensation and SG&A expenses.

Turning to FLC, revenues of $169.5 million increased 2.9% compared to the prior year quarter. The increase in revenues was primarily due to higher demand for dispute services and higher realized bill rates for construction solutions services, which was partially offset by lower demand for the investigation services. Adjusted segment EBITDA of $15 million or 8.8% of segment revenues compared to $25.6 million or 15.5% of segment revenues in the prior year quarter.

The decrease in adjusted segment EBITDA was primarily due to an increase in compensation and SG&A expenses, which more than offset the increase in revenues. Sequentially, FLC revenues decreased $6.6 million or 3.7% primarily due to lower demand for investigations and dispute services.

Adjusted segment EBITDA decreased by $18.7 million sequentially, primarily due to lower revenues and higher compensation. This quarter, we instituted a change in compensation plan for senior practitioners where we now have more performance weighted compensation. The increase in compensation in FLC this quarter is largely because of a year to date catch-up accrual related to this new plan.

Our economic consulting segment’s record revenues of $230.9 million increased 14.4% compared to the prior year quarter. The increase in revenues was primarily due to higher demand and realized bill rates for M&A related antitrust and financial economic services, which was partially offset by lower demand and realized bill rates for non-M&A related antitrust services.

Adjusted segment EBITDA of $44.3 million or 19.2% of segment revenues compared to $35.5 million or 17.6% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues, which was partially offset by higher compensation, which includes the impact of a 3.6% increase in billable headcount and an increase in variable compensation as well as higher SG&A expenses.

Sequentially, economic consulting revenues increased $26.3 million or 12.9%, primarily due to higher demand and realized bill rates for M&A-related antitrust services. Adjusted segment EBITDA increased by $30.1 million, primarily due to higher revenues and lower bad debt.

As I mentioned on our last earnings call, in the first quarter, we experienced revenue deferrals that resulted in and may continue to result in variations in the timing of revenue recognized on work already performed on one large matter.

This quarter, we experienced a reversal of some of that deferred revenue, which benefited adjusted segment EBITDA by approximately $8.5 million. In technology, record revenues of $115.9 million, increased by 18.9% compared to the prior year quarter. The increase in revenues was primarily due to higher demand for M&A-related second request services, which was partially offset by lower demand for investigation services.

Adjusted segment EBITDA of $20.9 million or 18.1% of segment revenues compared to $20.1 million or 20.6% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues, which was largely offset by an increase in compensation, which includes higher as-needed consulting costs and the impact of a 12.4% increase in billable headcount and higher SG&A expenses.

Sequentially, technology revenues increased $15.2 million or 15.1%, primarily due to higher demand for M&A related second Request services. Adjusted segment EBITDA increased by $6.3 million, primarily due to higher revenues, which was partially offset by an increase in compensation, which included higher as-needed consulting costs and the impact of a 2.5% increase in billable headcount.

JULY 25, 2024 / 1:00PM, FCN.N - Q2 2024 FTI Consulting Inc Earnings Call

In strategic communications revenues are $84.9 million increased 2.8% compared to the prior year quarter. The increase in revenues was primarily due to a $1.7 million increase in pass-through revenues, excluding pass-through revenues, revenues increased 0.7%, primarily driven by higher public affairs revenues, which was partially offset by lower corporate reputation revenues.

Adjusted segment EBITDA of $11.6 million or 13.7% of segment revenues compared to $12.3 million or 14.8% of segment revenues in the prior year quarter. The decrease in adjusted segment EBITDA was primarily due to higher SG&A. Sequentially, strategic communications revenues increased $3.7 million or 4.6%, primarily due to an increase in public affairs and corporate reputation revenues as well as an increase in pass-through revenues.

Adjusted segment EBITDA decreased by $0.8 million, primarily due to higher compensation and SG&A expenses, which more than offset the increase in revenues.

Let me now discuss key cash flow and balance sheet items. Net cash provided by operating activities of $135.2 million compared to $11 million of net cash used in operating activities for the second quarter of 2023. The year-over-year increase in net cash provided by operating activities was primarily due to an increase in cash collections resulting from higher revenues, which was partially offset by higher operating expenses and an increase in compensation payments, primarily related to higher variable compensation annual salary increases and headcount growth.

Free cash flow was $125.2 million in the quarter. Total debt net of cash of negative $166.4 million on June 30, 2024, compared to $137.2 million on June 30, 2023 and negative $39 million on March 31, 2024. Turning to guidance. After a record first half of 2024, we are raising our full year 2024 guidance ranges for revenues and EPS.

We now estimate revenues will range between $3.70 billion and $3.79 billion, which compares to a previous range of between $3.65 billion and $3.79 billion. We now estimate EPS will range between $8.10 and $8.60, which compares to a previous range of between $7.75 and $8.50.

Our updated guidance is shaped by several key factors. First, with half of the year’s results accounted for it is time to narrow our guidance range and we are moving up the bottom end of both our revenue and EPS guidance. With EPS year-to-date above our expectations, primarily because of the lower effective tax rate, we are revising the top end of our EPS guidance upwards.

Second, we typically expect both our clients and practitioners may take vacation in Q4, which has historically impacted our results. I want to recognize that last year was an exception in this regards as many of our practitioners in many areas were busier than is typical during the fourth quarter. Third I’m sure many of you will be interested in our views on both restructuring and M&A for the balance of the year and how one may offset the other.

Let me at the outset say that predicting this reliability is difficult. Our modeling that shapes our guidance assumes that restructuring activity remains at Q2 levels through year end. Though we expect that M&A related work, particularly in the Economic Consulting and Technology segments, will remain strong. We do not anticipate it will continue at the record levels we saw in Q2, particularly as we see certain matters ending.

Fourth, as Steve shared, we are making investments in our business. Although our headcount growth this year has not been significant. We continue to have lots of conversations with senior individuals. We cannot say with certainty though when such investments will be made and therefore how much impact they may have in this calendar year. Additionally, at the junior level, we are poised to welcome more than 300 campus hires in the second half of the year.

Before I close, I want to emphasize a few key themes that I believe underscore the attractiveness of our company.

First, as we continue to grow our presence globally, we have maintained our commitment to being an organization that deeply cares for its professionals as demonstrated by our recent certification as a great place to work in 11 countries, Australia, Brazil, Canada, France, Germany, Hong Kong, Singapore, Spain and UAE, the UK and the US.

JULY 25, 2024 / 1:00PM, FCN.N - Q2 2024 FTI Consulting Inc Earnings Call

Second, our portfolio of businesses is uniquely diversified, which can allow us to grow regardless of business cycle. Third, as Steve said, we have the ambition wherewithal and opportunity to invest in great talent. Finally, the strength of our balance sheet allows us the flexibility to continue to grow shareholder value through organic headcount growth, share buybacks and acquisition when we see the right ones. With that, let’s open the call up for your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Tobey Sommer, Truist.

Tobey Sommer - Truist Securities - Analyst

Thank you. I wanted to ask a question about hiring. Steve, since you and both Ajay spoke about it at length and what are the prospects as you see them for group hires as opposed to individual consultants coming over laterally? Thanks.

Steven Gunby - FTI Consulting Inc - President, Chief Executive Officer, Director

Yeah, a lot of that depends on the specific agreements that senior people have with their current employers. We honor people’s non-competes and not solicits. It’s just part of being an ethical public company and an ethical company period. So it is in many cases, senior people are not allowed to bring the whole group with them.

On occasion that is the case because there’s dislocations and competitors that mean that they’re released from their non-competes and so forth and we certainly look eagerly at that. What does happen more typically is you hire a senior person and then that gets us on the radar screen. Some of the junior people reach out to us separately.

And then certainly, in most cases, a year after people have joined us there’s no restrictions on them and then they can directly reach out to those people. But for us it has not been often like 80 people joining at once. It’s just the honor and legal restrictions prevents that. Over time, some of that gets reconstructed. Does that respond, Tobey?

Tobey Sommer - Truist Securities - Analyst

It does. Thank you. And if you could, on the antitrust side, describe the demand outlook that you see in for and on M&A related antitrust, if you think that has legs, it’s top of mind given our elections here as well as election globally in recent months.

Ajay Sabherwal - FTI Consulting Inc - Chief Financial Officer

And Tobey, it has legs. It is continuing. I’m not going to link it to the elections because who knows with that. But the matters are continuing and new matters emerge. And what stood out this quarter was more the M&A related antitrust.

Tobey Sommer - Truist Securities - Analyst

Thank you. And then could you comment on the seasonal December slowdown that you say is in your forecast, which segments feel this the most?

JULY 25, 2024 / 1:00PM, FCN.N - Q2 2024 FTI Consulting Inc Earnings Call

Ajay Sabherwal - FTI Consulting Inc - Chief Financial Officer

They all do, Tobey, they all do, because both our people and clients take vacation. Last year, there was an exception. And I think if you look at the commentary from Steve, after our fourth quarter, we were exceptionally pleased that people were serving our clients when the demand was there and we had that higher revenue in Q4 than Q3, which almost never occurs. So that’s not what you can model.

Steven Gunby - FTI Consulting Inc - President, Chief Executive Officer, Director

Let me just add to that. I mean basically, people take vacation unless there’s a crisis. And so the exceptions so we have the phenomenon across all of our segments, except for segments that get affected by crisis. Crisis can be a bankruptcy, it can be a deal or some other crisis.

And it’s when that occurs in December that clients work over the holidays and we work over the holidays. But it’s — most people don’t lose for that and on average, it doesn’t happen, it happens sometimes. Does that help, Tobey?

Tobey Sommer - Truist Securities - Analyst

It does. Last question for me. Could you expand and provide some color on the change in compensation that you rolled out, how that kind of originated, how it’s been received and any contours and dimensionalize the change for us.

Ajay Sabherwal - FTI Consulting Inc - Chief Financial Officer

So let me give the answer on the dimensionalizing first and then we’ll walk backwards. So the way to look at the EBITDA for the segment is average the first two quarters, that’s a better way than looking at the first quarter separately and the second separately. Our first quarter was terrific on margins and EBITDA and FLC and we would like to get back to that, though it might take a couple of quarters to get there.

So that’s the first one on the EBITDA part. In terms of the compensation plan, essentially it’s a more variable based compensation plan with if you hit a certain revenue threshold, you get a certain bonus. And also, if you do a certain type of work, you get a percentage of the revenue generated from that type of work. So it’s a more variable piece. And this is similar to what we have in CF, Corporate Finance, for example, in certain geographies.

This is not a new type of a plan for us. Now there’s also some reductions in fixed compensation that comes with it that you see the impact of in subsequent quarters but it’s smaller. So that’s the overall plan and its counters.

Tobey Sommer - Truist Securities - Analyst

Thank you.

Operator

James Yaro, Goldman Sachs.

James Yaro - Goldman Sachs - Analyst

Good morning and thanks for taking my questions. Maybe just starting with the updated EPS guidance, I think when I try to run some of the back of the envelope math, it appears to factor in relatively little EBITDA margin expansions second half even after the billable headcount did come down in the second quarter.

JULY 25, 2024 / 1:00PM, FCN.N - Q2 2024 FTI Consulting Inc Earnings Call

Maybe you could speak to whether we should anticipate margin pressure in the second half of this year and perhaps whether this is driven by the robust hiring of senior managing directors you talked about and whether this would be in SG&A or in direct costs.

Ajay Sabherwal - FTI Consulting Inc - Chief Financial Officer

Thank you for the question, James. So let me break it down. So it is hiring is a key part of it. We expect lots of decline in second quarter versus first quarter is small. We always expected the hiring to take place more in the third quarter, and we’re going to get that in the third quarter. And as Steve mentioned, we have lots of folks that we are talking to. Though that one I cannot say exactly when it will occur and how long and what will hit, but that is part of our thinking in terms of the direct cost piece of this.

Plus, we certainly hope and expect a lot of folks will get to those thresholds that I was just talking about. So typically, you also see bonuses pick up as you get closer to the end of the year and that too then affects you on the direct cost side, so that’s that.

On SG&A, I think we probably hit the high watermark in Q2 in terms of where we think on SG&A for the quarter for this year. So you can have exceptional events occur, big gatherings that can things up sometimes. The key, of course, is revenue. It always is. And you know what happened last year with Q4 but that’s not how you can model and that’s not what you put in your projections. So yes, we do expect that the midpoint a slight margin contraction.

James Yaro - Goldman Sachs - Analyst

That’s very clear. Thank you, Ajay. Maybe just an election adjacent question. If we do you see a change in administration, how would you expect this to affect two businesses specifically? Firstly, the M&A and non-M&A antitrust business, Econ Consulting and then the second request business in tech and specifically, I think the assumption that I’m embedding in my question is that there might be a more permissive antitrust backdrop under a Republican administration?

Steven Gunby - FTI Consulting Inc - President, Chief Executive Officer, Director

So as you might expect, these are discussed, items that are heavily in discussion are firm and my conclusion is nobody has a perfect crystal ball. So I think I’m going to just point you on my answer here. I think, first of all, most people don’t have a crystal ball and actually what is going to happen in elections. And then actually what people do if reelected or after elections is not always perfectly forecast and then the implications of that for individual businesses are not always forecast correctly.

And so I have actually tended to suggest that we can have all those discussion internally and we should focus on it and make sure if we see something and we act to it. But actually, the safer courses is actually a focus on building our business. And we hire great businesses, this is going to be one-o-one. But when we focus on building great people, if the antitrust deal flow is down, there’s something else going on and the great people get involved in that and so forth.

And I think that’s our history. We’ve had lots of different administrations during the 10 years that I’ve been here with lots of different predictions and a lots of different other global events, Brexit. And I think people were over obsessed with those. They had short — sometimes had short term effects on short term businesses. When we’ve been doing the right thing, we’ve been a powerful growth engine.

And so I try to focus us on that but I must say lots of discussion internally. I just think nobody’s got a perfect crystal ball to answer you. If you have one, I’ll take the answer there, James. Thank you. Did I duck your question, James?

JULY 25, 2024 / 1:00PM, FCN.N - Q2 2024 FTI Consulting Inc Earnings Call

James Yaro - Goldman Sachs - Analyst

No, I really I figured as an analyst. I had to ask, I don’t have a crystal ball either, but I do appreciate your thoughts there. And maybe just one other one, which I think this is obviously a good thing. Your cash levels rose $23 million quarter-on-quarter on my math and obviously you have less interest expense versus this time last year.

You’ve obviously talked about on the organic growth aspirations and hiring you plan. But maybe you could just talk about if cash continues to rise, how you might think about deploying some of that excess cash?

Ajay Sabherwal - FTI Consulting Inc - Chief Financial Officer

Yes, we expect cash to continue to rise. And so that’s number one and number two that no business change. And first and foremost, we’ll pay down the small revolver we have. And then we will we always target that we have more than enough capital to keep investing in the right organic growth. And we have very, very, tough filters for acquisitions that we look at those when the right ones come along. And we — over any period of time, we have returned capital to shareholders, but we do so opportunistically.

Steven Gunby - FTI Consulting Inc - President, Chief Executive Officer, Director

Let maybe just add to that is the — look, the cash is powerful engine of growth for this company but it’s only a powerful engine of growth obviously if you use it wisely. And if you look over a long enough history, you’ve seen periods where we not used it wisely and it hasn’t created long term value.

So we take very seriously the question of making sure we lever that for the long term interest of our shareholders and our company. And I would say that has meant sometimes the cash accumulates until we see the right opportunity, and we’re not afraid to do that. When we have a right opportunity we’re not afraid to use it.

And I think that is the philosophy that I’ve had deep conversations with the Board about and our management team, and we take that responsibility of making sure use of cash is used powerfully to advance the company extremely seriously. And so we’re monitoring it, too, but we’re not going to just burn it because it’s in our pocket, James. Does that make sense?

James Yaro - Goldman Sachs - Analyst

Absolutely. I appreciate both of your thoughts. Thanks a lot.

Operator

Andrew Nicholas, William Blair.

Andrew Nicholas - William Blair & Company - Analyst

Hi, good morning. Thanks for taking my questions. I’m going to ask the restructuring one on, which is, I think actually kind of encouraging, but in the whole. Can you speak to kind of bankruptcy market? I think it was flattish for you guys this quarter, but it sounds like some sequentially down because some larger projects running off has there been any change relative to the last quarter or two in the market as a whole based on where you’re sitting on.

And maybe a little bit more context for why you expect or baking in and restructuring staying at Q2 levels through the rest of the year?

JULY 25, 2024 / 1:00PM, FCN.N - Q2 2024 FTI Consulting Inc Earnings Call

Ajay Sabherwal - FTI Consulting Inc - Chief Financial Officer

So firstly, I've often been wrong on this. So getting this done reliably is very, very difficult. Let me just say that at the outset. But you look at the trends as you see them and you make projections and you put a range around it. So we saw there's nobody -- we've been in this time where people go with lower rates, higher rates and what not.

But at this juncture, I don't think there's a single rating agency that is saying that speculative debt default rates are going to go up. So that is a change. Nobody is saying default rates are going to go up. There is consensus on that, so that's number one.

Number two, we are seeing a lot of what is called liability management as opposed to in gold operational restructuring. And where in the past there was a lot in wind and there's been a lot of liquidity, there was a lot of government light debt issued out there. But that covenant line that allows you to do is sometimes raise more unsecured debt with unrestricted subsidiaries and this that and the other.

So there's a lot of liability management taking place, which plays more to the investment banks, then it does then to us where we do the full blown restructuring and [incur] processes. So that's the contour of the market. Now that means we've assumed second quarter levels continue, that could change. We have a bunch of matters that we're working on, all -- none of the really big ones. You get one of the big matters that whole projection changes upwards but the more realistic correct midpoint assumption is at the levels in Q2.

Andrew Nicholas - William Blair & Company - Analyst

Great, thank you. And then on kind of the hiring commentary, Steve, I think you made mention of the fact that usually these hires are lateral hires. Don't you hit the ground running immediately, which makes perfect sense I'm just curious if you could remind us kind of what that productivity curve looks like.

Is it a couple of orders? Like if you start hiring very aggressively or some of these announcements come through and people are alive and in July and August, is that 2025, meaning they're kind of at their full run rate or just any additional color there for how we should think about that?

Steven Gunby - FTI Consulting Inc - President, Chief Executive Officer, Director

Yes. Look, I think there's no science to this exactly, but the rule of thumb, I have used now for several decades in professional services is senior hires losing money the first year, they break even the second year and they start to making money in the third year and sometimes you beat that. Sometimes you don't beat that.

It's not a bad rule of thumb, and I use that internally to say no, don't hire somebody, you're not willing to invest in for a while because that's what we're doing. We're trying to build businesses. So the future hires will follow that if there on an island with those senior hires and totally tied to those senior hires. And the junior hires are re-deployable across things, the junior hires can be made accretive much quicker than that. Does that respond to your question?

Andrew Nicholas - William Blair & Company - Analyst

Definitely, definitely. And then maybe if I could squeeze in one more. On economic consulting, obviously, really, really strong revenue growth in dollars this quarter. I understand that there's some catch-up on the revenue deferral from last quarter, but margins stepped up pretty meaningfully sequentially. And I'm just trying to kind of put that next to previous commentary about your expectation that margins would be down in this segment year-over-year.

Does the strength of that kind of end market backdrop adjust that outlook at all, is 2Q a likely outlier or any other kind of commentary around the economic consulting margins in the aggregate would be helpful? Thanks again.

JULY 25, 2024 / 1:00PM, FCN.N - Q2 2024 FTI Consulting Inc Earnings Call

Ajay Sabherwal - FTI Consulting Inc - Chief Financial Officer

So no, it doesn't change my thinking on the margins. So first thing you should add the first and second quarters. Again, like in the first quarter, we said that this is slow but the deferred revenues and whatnot. So that deferred revenue, the $8.5 million EBITDA, the revenue is around $9 million or $10 million, most of the cost has been incurred earlier.

So it's an extremely high margin EBITDA. So you should add the first two quarters and look at the margin in that context, so that's sort of number one. Number two, there remain competitive pressures and we've talked about, those across our business, not just in competitive, not just in Economic Consulting, that then impact margins with compensation.

And third, we are a large Economic Consulting there, we are a large M&A antitrust shop and there too large matters can come and go, you can have hiatus in between. So those are all the factors that guide that judgment.

Andrew Nicholas - William Blair & Company - Analyst

Thank you very much.

Operator

Tobey Sommer, Truist.

Tobey Sommer - Truist Securities - Analyst

Thank you. If you are able to achieve your hiring objectives in a 1.5 year some something that's far enough away to comment on how rapidly would headcount be growing and is it possible to increase EBITDA if you achieve that headcount growth?

Steven Gunby - FTI Consulting Inc - President, Chief Executive Officer, Director

Yes, look, let me address. I don't see the growth prospects of this company has less than what we have been achieving. I think there's a huge amount of upside of this company over a lot of years to come. And so, you know, we have not reduced our aspirations for growth and therefore for aspirations for head count.

It just happens that year-on-year is well below that aspiration at 2% in terms of billable headcount. And then look, we are not -- I am not particularly focused on growing EBITDA percentages. But when we have grown our headcount and we've maintain the EBITDA percentages and because we've grown the revenue, I mean our EBITDA has soared, right?

And so I would envision that has that is certainly our goal. I never had a goal of getting from particular quarter to anything, but I have norm -- we have enormous goals to grow this bloody companies substantially. And as a consequence with that, we would expect over an extended period of time as we have shown that we will grow top line headcounts and bottom line in a substantial way. Does that respond?

Tobey Sommer - Truist Securities - Analyst

It does, it's just going from 1%, 2% headcount growth to some aspirational kind of longer-term trend of mid to high single digits if those people are productive that can weigh on EBITDA dollar growth? I'm not asking a margin question.

JULY 25, 2024 / 1:00PM, FCN.N - Q2 2024 FTI Consulting Inc Earnings Call

Steven Gunby - FTI Consulting Inc - President, Chief Executive Officer, Director

Well, yes -- no, look, I think we don't expect over any extended period of time that people were adding to be less productive than our current people. So it's a union of temporary issues because you're catching up from a low growth period to a higher growth period. But over time, that should normalize and you should be able to grow revenue and not decrease on an extended period of time EBITDA percentages.

So we don't see this as a long term degradation of EBITDA percentage, it's just a matter of if you have a surge of hires in a couple of quarters, it can have a short term effect. Is that -- am I responding more clearly this time. (multiple speakers)

Tobey Sommer - Truist Securities - Analyst

Welcome.

Steven Gunby - FTI Consulting Inc - President, Chief Executive Officer, Director

Good, thank you. Any other questions? Well, look, let me say thank you very much for your continued attention and support. I mean we're excited about the quarter. We're excited about the half year more fundamentally. We're excited about the trajectory of this business over -- and we are in two different markets. We're in client markets, we're also in the market for talent.

And notwithstanding this conversation, of course, should short term talent adds have short term effects, the fact that we are destination for great talent that people are picking up the phone and calling us is a great sign about the future of this company. And I'm excited I hope this is helpful for you. Thanks for your support.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

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